Amendment No. 1 to
Pricing Supplement No. 90  Dated May 13, 1998
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount: $30,000,000

CUSIP: 61687Y CX3

Trade Date: May 13, 1998

Settlement Date: May 18, 1998

Maturity Date: May 18, 2000

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer:  $29,961,246 (99.87082%)

Interest Rate (per annum): 1-month LIBOR minus 5 basis points

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s): Monthly on the 18th of each month of each year, commencing June 18, 1998.

Record Date(s):  ( X )  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date.
                (    )   Other:

Initial Interest Rate Per Annum:  Determined on the second London
Banking Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
( X) Monthly    (   )  Quarterly

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   ( X)  Monthly    (   ) Quarterly
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second London Banking Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: Monthly on the 18th of each month of each year, commencing June 18, 1998 (subject to Business Day convention described in the Prospectus Supplement).

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): minus 5 basis points    Spread Multiplier: N/A

Index Maturity: 1 month            Index Currency: N/A

Maximum Interest Rate: N/A         Minimum Interest Rate: N/A

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (  )  30/360 (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                       ( X)  Actual/360

Form:     (X)  Book-Entry Note (DTC)
         (  )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
(  )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  U.S. Bank Trust National Association
                       (   )  Morgan Guaranty Trust Company of New York


Plan of Distribution:
     The Company will sell the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of 99.87082% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $30,000,000 aggregate principal amount of the Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated at a price of 99.87082% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI and Merrill Lynch, Pierce, Fenner & Smith Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.